Contacts:
Investor Relations                                                                                                                                                Trade Relations
Kathleen Makrakis                                                                                                                                                Betty LaBaugh
Director of Investor Relations                                                                                                                             Public Relations Manager
203-485-7534, ext. 1432                                                                                                                                          603-594-8585,   ext. 3441
kmakrakis@presstek.com                                                                                                                                   blabaugh@presstek.com

Presstek Appoints Edward E. Barr to Board of Directors

Hudson, N.H. – September 4, 2008 – Presstek, Inc. (Nasdaq: PRST),  the leading manufacturer and marketer of digital offset business solutions, today announced that Edward E. Barr has been elected to the Board of Directors.  Mr. Barr is an industry leader who served as President and CEO of Sun Chemical Corporation from 1987 to 1998 during which time Sun Chemical’s revenues grew from $600 million to over $3 billion.  Mr. Barr has over forty- five years of industry experience, including senior management roles in Sun Chemical and Courtaulds plc, and has also served as Chairman and CEO of Sun Chemical Group BV, and as Chairman of Kodak Polychrome Graphics.

“I am excited to welcome a seasoned executive of Ed’s caliber to the Presstek board,” commented Jeff Jacobson, Presstek President and Chief Executive Officer.  “Ed’s track record, which includes the successful transformation of Sun Chemical into the leading global graphic arts printing ink and pigments company, demonstrates his strategic vision, industry insight and passion to succeed.  Ed and I worked closely together during his tenure as chairman at Kodak Polychrome Graphics, and I am looking forward to another successful collaboration as Presstek executes its strategy.”

“Presstek has a unique and innovative market position, and I am pleased to work closely again with Jeff Jacobson, and the entire team, as we leverage Presstek’s strengths to build shareholder value,” commented Mr. Barr.

Barr joined Sun Chemical in 1962 and served as president and chief operating officer from 1975 to 1982, when he left to become Chief Executive Officer and partner with Courtaulds plc in a US-based specialty chemicals joint venture. He rejoined Sun Chemical in 1987 as President and Chief Executive Officer.  From 1998 thru 2003, Barr served as Chairman and CEO of Sun Chemical BV, the holding company for Sun Chemical and its other interests, including its 50% equity in Kodak Polychrome Graphics.

A former trustee of Northwestern Mutual Life Insurance Company, Barr serves as chairman of the board of United Water Resources and is a director and Chairman of the Executive Committee of Newline Noosh, a leading provider of print sourcing and procurement solutions. From 1985 to 1987 he chaired the New Jersey Commission on Science and Technology, a blue ribbon panel responsible for guiding the state's economic development. From 1976 to 1985 he was a member of the New Jersey Board of Higher Education and served as its chairman from 1978 to 1981.

An economist by training, Barr received his MS from the University of Michigan and participated in the Ph.D. program in economics at New York University (1959-1961). Later, he completed M.I.T.'s Senior Executive Program. A graduate of NYU's Stern School of Business (BS, 1957), he was named a distinguished alumnus of NYU and awarded the John T. Madden Memorial Medal in 1978. Barr was elected an NYU Albert Gallatin Fellow in 1979 and a life member of the Albert Gallatin Associates in 1984. He was awarded honorary degrees by the New Jersey Institute of Technology (doctor of science) and Monmouth College (doctor of laws). Barr is an overseer of NYU's Stern School, where he led the recently-completed five-year capital campaign.

About Presstek
Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.
DI is a registered trademark of Presstek, Inc.